UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2016

AVALONBAY COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

1-12672	77-0404318
(Commission File Number)	(I.R.S. Employer Identification No.)

671 N. Glebe Road, Suite 800, Arlington, Virginia	22203
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 329-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Note: This amendment is filed to include the conformed signature of the executive officer who signed the original filing on January 14, 2016.  There are no changes in either the text of the report or in Exhibit 1.1.

Item 1.01  Entry into a Material Definitive Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 14, 2016, we entered into a $1,500,000,000 Fourth Amended and Restated Revolving Loan Agreement (the “Credit Facility”) with Bank of America, N.A., as administrative agent, an issuing bank and a bank, JPMorgan Chase Bank, N.A., as an issuing bank, a bank and a syndication agent, Wells Fargo Bank, N.A., as an issuing bank, a bank and a syndication agent, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Wells Fargo Securities, LLC, as joint bookrunners and joint lead arrangers, Barclays Bank PLC, Deutsche Bank AG New York Branch, Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., UBS AG, Stamford Branch, PNC Bank, National Association, SunTrust Bank, The Bank of New York Mellon, Branch Banking and Trust Company, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and TD Bank, N.A., each as a bank, and the other bank parties signatory thereto. Under the terms of the Credit Facility, we may elect to increase the facility by up to an additional $500 million, to an aggregate size of $2.0 billion, provided that one or more banks (from the syndicate or otherwise) voluntarily agree to provide the additional commitment. No member of the syndicate of banks can prohibit such increase; such an increase in the facility will only be effective to the extent banks (from the syndicate or otherwise) choose to commit to lend additional funds. The term of the Credit Facility ends on April 30, 2020 and we may extend the term for nine additional months provided we are not then in default and our representations and warranties are true in all material respects and upon payment of a 10.0 basis point extension fee. We paid customary arrangement and upfront fees to the lenders in connection with the closing of the Credit Facility. This new facility replaces our prior $1.3 billion credit facility dated as of September 29, 2011, as amended.

At the current rating of our unsecured and unsubordinated long-term indebtedness, we will pay participating banks, in the aggregate, an annual facility fee of 0.125% (approximately $1,875,000 based on the $1.5 billion size). The Credit Facility bears interest at varying levels based on (1) the London Interbank Offered Rate (“LIBOR”), (2) the rating levels issued for our unsecured and unsubordinated long-term indebtedness and (3) a maturity schedule selected by us. The current stated pricing for drawn borrowings is LIBOR plus 0.825% per annum. The stated spread over LIBOR can vary from LIBOR plus 0.80% to LIBOR plus 1.55% based upon the rating of our unsecured and unsubordinated long-term indebtedness. In addition, a competitive bid option is available for borrowings of up to 65% of the Credit Facility amount.  This option allows banks that are part of the lender consortium to bid to provide us loans at a rate that is lower than the stated pricing provided by the Credit Facility. The competitive bid option may result in lower pricing than the stated rate if market conditions allow.

Under the Credit Facility we are subject to certain customary covenants, including, but not limited to, maintaining certain coverage ratios such as total outstanding indebtedness to capitalization value, combined EBITDA to combined debt service, secured indebtedness to capitalization value and unsecured indebtedness to unencumbered asset value.  At the commencement of the Credit Facility, there were no loans outstanding on the line and approximately $44.8 million was used to provide letters of credit. Accordingly, approximately $1.46 billion was available for borrowing.

ITEM 9.01                                  Financial Statements and Exhibits

(d)                                 Exhibits.

Exhibit No.	Description

1.1*

Fourth Amended and Restated Revolving Loan Agreement, dated as of January 14, 2016, among the Company, as Borrower, Bank of America, N.A., as administrative agent, an issuing bank and a bank, JPMorgan Chase Bank, N.A., as an issuing bank, a bank and a syndication agent, Wells Fargo Bank, N.A., as an issuing bank, a bank and a syndication agent, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Wells Fargo Securities, LLC, as joint bookrunners and joint lead arrangers, and a syndicate of other financial institutions, serving as banks.

*  Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALONBAY COMMUNITIES, INC.

January 15, 2016
	By:	/s/ Kevin P. O’Shea
	Name:	Kevin P. O’Shea
	Title:	Chief Financial Officer